FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in 2020 Board Election

PITTSBURGH, Nov. 12, 2020 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) today announced the results of its recent election. One new member director for Pennsylvania and one new public-interest independent director were elected. One incumbent member director for Pennsylvania and one incumbent public-interest independent director were also re-elected. All four will serve four-year terms beginning Jan. 1, 2021.

Pennsylvania Member Directors

The new director is James V. Dionise, President and Chief Executive Officer of Mars Bancorp, Inc. and its wholly owned banking subsidiary, Mars Bank, in Mars, Pennsylvania. Mr. Dionise has over 35 years of broad-based financial services industry experience. He began his tenure with Mars Bank in 2007 as Executive Vice President and Chief Operating Officer. In 2008, he was named President and Chief Executive Officer and elected to Mars Bank’s Board of Directors. Prior to joining Mars Bank, Mr. Dionise held financial executive-management-level positions with other publicly traded financial institutions, including First National Bank, Great American Federal, MBNA and PNC Bank. He graduated in 1983 from Penn State University with a Bachelor of Science degree in Accounting and became a licensed Certified Public Accountant in 1987.

The re-elected incumbent director is Brendan J. McGill, President and Chief Executive Officer of Harleysville Bank in Harleysville, Pennsylvania.

Independent Directors

The new public-interest independent director is Romulo L. Diaz Jr., Principal at Turtle on Post LLC, a Philadelphia, Pennsylvania, firm that provides nonprofit and board advisory services. Mr. Diaz has more than 40 years of legal, public policy, economic regulation and operations experience in the private and public sectors, including the Exelon Corporation, the City of Philadelphia, the U.S. Environmental Protection Agency, and the U.S. Department of Energy. He earned a Bachelor of Arts degree in Plan II Honors Program from the University of Texas at Austin, and a J.D. degree from the University of Texas School of Law. Mr. Diaz also completed security- and financing-related executive programs at Harvard University’s Kennedy School of Government, Inter-American Development Bank and The Wharton School.

The re-elected incumbent public-interest independent director is Dr. Howard B. Slaughter Jr., President and Chief Executive Officer of Habitat for Humanity of Greater Pittsburgh.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors

In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2021 includes the following members: Pamela C. Asbury, Glenn R. Brooks, Rev. Luis A. Cortes Jr., Angel L. Helm, Louise M. Herrle, William C. Marsh, Lynda A. Messick, Glenn E. Moyer, Thomas H. Murphy, Charles J. Nugent, Bradford E. Ritchie and Jeane M. Vidoni.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

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